TEMPLETON GROWTH FUND, INC.

ARTICLES OF AMENDMENT

(CHANGING NAME OF CLASS PURSUANT TO SECTION 2-605(A)(2))

Templeton Growth Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland and registered as an open-end investment company under the Investment Company Act of 1940 (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST:  From and after the Effective Time (as hereinafter defined), the Charter of the Corporation is hereby amended to provide that the shares of authorized capital stock of the Corporation currently designated as “Templeton Growth Fund, Inc. – Class C” shares of Common Stock is hereby changed to and redesignated as the “Templeton Growth Fund, Inc. – Class C1” shares of Common Stock.

            SECOND:  The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the class of capital stock changed and redesignated pursuant to Article FIRST above are not changed by these Articles of Amendment.

            THIRD:  A majority of the entire Board of Directors of the Corporation, acting at a meeting duly called and held on February 27, 2018, adopted resolutions approving the amendment to the charter of the Corporation as described above.  The amendment is limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH:  These Articles of Amendment shall become effective at 8:00 a.m. Eastern Time on July 6, 2018 (the “Effective Time”).

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IN WITNESS WHEREOF, Templeton Growth Fund, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Secretary on this 2nd day of July, 2018; and its Vice President acknowledges that these Articles of Amendment are the act of Templeton Growth Fund, Inc., and she further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of her knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:                                                       TEMPLETON GROWTH FUND, INC.

/s/LORI A. WEBER                                      /s/KIMBERLY H. NOVOTNY

Name: Lori A. Weber                                    Name:  Kimberly H. Novotny

Position: Secretary and Vice President         Position: Vice President

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